Exhibit 99.1

The Hanover Insurance Group, Inc. Announces $150 Million ASR and

$100 Million Special Cash Dividend; Raises Regular Quarterly Dividend

        Company completes deployment of $850 million of capital generated through the sale of its Lloyd’s business

WORCESTER, Mass., December 5, 2019 – The Hanover Insurance Group, Inc. (NYSE: THG) announced today it has entered into an accelerated share repurchase agreement (“ASR agreement”) to buy back $150 million of its common stock. In addition, the company’s board of directors has declared a special cash dividend of $2.50 per share and increased its regular quarterly dividend to $0.65 per share. With the $150 million ASR agreement and the $100 million in aggregate value of the $2.50 per share special dividend, the company has completed the deployment of $850 million of capital generated through the sale of Chaucer, its Lloyd’s business, at the end of 2018.

“We are pleased with the execution of the capital deployment and return of the remaining $250 million in capital to shareholders from the sale of Chaucer,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “It is a testament to our diligent capital allocation and management framework, and it reinforces our commitment to deliver value for our shareholders. In addition, the 8.3% increase in our regular quarterly dividend highlights our board’s confidence in our overall financial condition and our increasing earnings capacity. We will continue to allocate our capital with the best interest of our shareholders in mind.”

Both the regular quarterly dividend of $0.65 per share and the special cash dividend of $2.50 per share on the issued and outstanding stock of the company will be payable on December 27, 2019, to shareholders of record at the close of business on December 16, 2019.

The company’s board of directors has also increased the company’s existing share repurchase authorization to $900 million. After accounting for the $150 million ASR and shares previously repurchased during the year, the company will have approximately $335 million remaining under the authorization. Pursuant to the repurchase authorization, the company may, following the completion of the ASR agreement announced today, which will occur by the end of the first quarter of 2020, repurchase its common stock from time to time, in amounts, at prices and at times the company deems appropriate in its sole discretion, subject to market conditions and other considerations. The company’s stock repurchases may be executed using open market repurchases, accelerated repurchase programs or other transactions. The company may establish trading plans under the Securities and Exchange Commission’s (“SEC”) rule 10b5-1 that will provide additional flexibility as it buys back its stock.

Pursuant to the $150 million ASR agreement with Wells Fargo Bank, N.A., the company expects to receive 80%, or approximately 900,000 shares, of the total shares expected to be delivered as of the initial settlement date of December 9, 2019. The company will receive the remaining shares by the end of the first quarter of 2020.

Forward-Looking Statements

Certain statements in this press release constitute or may constitute forward-looking statements for purposes of the safe harbor provisions of the United States Securities Litigation Reform Act of 1995. In particular, “forward-looking statements” include statements regarding quarterly or future dividends payable to the company’s shareholders, which are subject to increases, decreases or elimination, as determined by The Hanover’s Board of Directors; the company’s plan to utilize the remaining capacity of its current share repurchase authorization, including, but not limited to, open market repurchases, accelerated repurchase programs or other transactions; the company’s earnings prospects; and future capital management actions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

The company cautions investors that such forward-looking statements utilize estimates, projections and assumptions that involve significant judgement and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results may differ materially.

Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect the company’s board of directors’ decisions to increase, decrease or eliminate future dividend payments to shareholders or to repurchase shares pursuant to the company’s share repurchase authorization. Additional risks and uncertainties are discussed in readily available documents, such as the company’s annual report on Form 10-K and other documents filed by The Hanover with the SEC, which are available at hanover.com under “Investors.”

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

CONTACTS

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Emily P. Trevallion
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: etrevallion@hanover.com
(508) 855-2063	(508) 855-3099	(508) 855-3263

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